UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

EXXON MOBIL CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ExxonMobil

May 10, 2021

ExxonMobil Shareholders: Vote the Blue Proxy Card Today

ExxonMobil's Annual Meeting of Shareholders on Wednesday, May 26, 2021, is only weeks away. Shareholders face an important decision.

Your board and management team are committed to growing shareholder value, meeting the world's energy demands and pursuing the right, technology-driven strategy to succeed through the transition to a lower-carbon energy future. **Our strong first quarter 2021 results further demonstrate that our plans are delivering shareholder value: ExxonMobil generated $9.3 billion in cash flow from operating activities that fully funded your dividend, capital expenditures, and drove over $4 billion of debt reduction.**

A months-old hedge fund, Engine No. 1, wants to elect four dissident directors to your Company's board and pursue an uninformed and vague plan – which we believe will jeopardize our future and your dividend. **Don't give them your vote!**

VOTE FOR the ExxonMobil director candidates on the BLUE PROXY CARD today.

Engine No. 1 Is Attempting to Mislead You with False Claims

Below are just few examples:

Fact	Engine No. 1 False Claim
✓ **ExxonMobil has outperformed its peer average with 52% Total Shareholder Return (TSR) over the past year, continuing its outperformance over the 6-month, 1-year, 2-year and 3-year periods[1]**	× ExxonMobil's TSR has underperformed over any relevant time period
✓ **ExxonMobil's Return on Capital Employed (ROCE), a key performance measure, has outperformed peer average by 110 basis points over the past 5 years**	× ExxonMobil returns on oil and gas projects are underperforming
✓ **About 90% of ExxonMobil's cumulative 2021-2025 Upstream resource investments generate greater than 10% rates of return at $35/bbl Brent or less, a breakeven that's nearly half of current Brent prices[2]**	× ExxonMobil has overspent, resulting in high break-even prices on projects
✓ **ExxonMobil is prepared for a wide range of demand and energy mix scenarios**	× ExxonMobil is dependent on fossil fuel growth

Vote the BLUE Proxy Card Today

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Fact     Engine No. 1 False Claim
ExxonMobil achieved 2020 emission reduction
goals and announced 2025 reduction plans, in line     ExxonMobil is not aligned
with goals of the Paris Agreement3, which we have     with the Paris Agreement
supported since its inception
ExxonMobil is the global leader in carbon capture,
accounting for approximately 40% of all human-     ExxonMobil’s carbon capture
made CO2 ever captured, equivalent to planting     capabilities are overstated
about 2 billion trees4
ExxonMobil’s Board Has the Right Skills and Experience. Engine No. 1’s Nominees Do Not!
Since 2017, we have added six highly qualified independent directors to ensure our board continues to have the expertise it needs, including four recently appointed independent directors in just over a year – Joseph Hooley, Wan Zulkiflee, Michael Angelakis and Jeffrey Ubben. These directors bring valuable expertise in capital allocation across industries, complex corporate transitions, the energy industry, investor perspectives, Asia-Pacific markets and environmental, social and governance (ESG) practices. Engine No. 1’s nominees do not have top leadership experience at companies remotely close to the size, scope and global scale of ExxonMobil. Based on Engine No. 1’s false and misleading statements, which also includes using outdated data on energy production, and lack of ideas to create future value, we strongly believe their four nominees, if elected, pose a clear risk to our future and your dividend. We believe they would jeopardize the superior returns we have delivered and our plans to progress advantaged opportunities that will improve long-term performance and increase shareholder value.
Your Vote is Important!
Vote the BLUE PROXY CARD FOR the ExxonMobil Director Candidates
If you have already returned a WHITE proxy card, you can change your vote by signing, dating, and returning a BLUE proxy card. Only your latest dated proxy card will be counted.
VOTE the BLUE proxy card today.
Support your Board by voting the BLUE proxy card electronically or by mail.
Only your latest dated vote will count.
DISCARD the White proxy card.
Don’t give Engine No.1 your vote.
If you have questions or need assistance voting your shares, please contact: MacKenzie Partners, Inc. at (800) 322-2885 or
(212) 929-5500 or by email at XOMproxy@mackenziepartners.com or DF King & Co., Inc. at (800) 859-8509 or (212) 269-5550
or by email at XOMproxy@dfking.com.
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Cautionary Statement

Outlooks; projections; goals; estimates; descriptions of strategic plans and objectives; plans to reduce future emissions intensity and the expected resulting absolute emissions reductions; emission profiles of future developments; carbon capture results and the progress of new projects; energy market evolution; product mix and sales growth; and other statements of future events or conditions in this letter are forward-looking statements. Actual future results could differ materially due to a number of factors. These include continuity in our board of directors and the oversight of our strategies by the board; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil, gas, petroleum, petrochemicals and feedstocks; company actions to protect the health and safety of employees, vendors, customers, and communities; the ability to access short- and long-term debt markets on a timely and affordable basis; the severity, length and ultimate impact of COVID-19 and government responses on people and economies; global population and economic growth; changes in law, taxes or regulation, including environmental regulations, taxes, political sanctions and international treaties; the timely granting or freeze, suspension or revocation of government permits; the impact of fiscal and commercial terms and the outcome of commercial negotiations; feasibility and timing for regulatory approval of potential investments or divestments; the actions of competitors and preferences of customers; the capture of efficiencies within and between business lines; unexpected technological developments; general economic conditions, including the occurrence and duration of economic recessions; unforeseen technical or operating difficulties; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects and carbon capture projects; and other factors discussed here, in Item 1A. Risk Factors in our Form 10-K for the year ended December 31, 2020 and under the heading “Factors Affecting Future Results” on the Investors page of our website at www.exxonmobil.com under the heading News & Resources. For more information concerning the forward-looking statements, terms, and other information contained in this letter, please refer to the complete Analysts’ Meeting presentation which is available live and in archive form through ExxonMobil’s website at www.exxonmobil.com.

ExxonMobil-operated emissions, reductions, and avoidance performance data are based on a combination of measured and estimated data using reasonable efforts and collection methods. Calculations are based on industry standards and best practices, including guidance from the American Petroleum Institute (API) and IPIECA. There is uncertainty associated with the emissions, reductions, and avoidance performance data due to variation in the processes and operations, availability of sufficient data, quality of those data, and methodology used for measurement and estimation. Changes to the performance data may be reported as part of our annual publication as new or updated data and/or emission methodologies become available. Emissions, reductions, and avoidance estimates from non-ExxonMobil operated facilities are included in the equity data and similarly may be updated as part of our annual publication. The data includes XTO Energy performance beginning in 2011. ExxonMobil works with industry, including API and IPIECA, to improve emission factors and methodologies.

The term “project” as used in this letter can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.

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End Notes:

1.	TSR through 4/15/21.

2.	Includes projects that bring on new volumes. Breakeven based on cost-of-supply to generate a minimum 10 percent return on a money-forward basis. Source for current Brent prices is Bloomberg.

3.

Emission reduction plans announced in December 2020 include a 15 to 20 percent reduction in greenhouse gas intensity of upstream operations compared to 2016 levels. Plans cover Scope 1 and Scope 2 emissions, and are expected to result in a 11 to 13 percent reduction in absolute greenhouse gas emissions for assets operated by the company by the end of 2025, consistent with approved corporate plans.

4.	~120MT equivalent calculation per EPA GHG equivalency calculator

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